EXHIBIT 99.1

ChinaNet Online Holdings Reports First Quarter 2020 Unaudited Financial Results

BEIJING, China, June 29, 2020 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq: CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing, and data-analysis and management services platform, today announced its unaudited financial results for the first fiscal quarter of 2020.

First Fiscal Quarter 2020 Financial Highlights

  Revenues generated from Ecommerce O2O advertising and marketing services and revenues generated from technical solution services were $0.5 million and $0.6 million, respectively, compared to nil in the first fiscal quarter of 2019.

  Gross margin improved to 20.5% from 5.2% in the first fiscal quarter of 2019.

Mr. Handong Cheng, Chairman, and Chief Executive Officer of ChinaNet, stated: “The outbreak of COVID-19 and related policies implemented by local governments significantly impacted both our business schedules as well as our suppliers’ and customers’ business schedules in the first fiscal quarter of 2020. Nevertheless, despite this momentary setback, we continued to lay the groundwork for our initiatives in healthcare industry advertising, blockchain technology development, and the integration of artificial intelligence with data analytics. Looking ahead, we believe that the combination of these efforts and the prudent cost control measures we have implemented in response to the epidemic will help to ensure that we develop new lines of profitable business, cultivate sustainable value for our shareholders over the long term, and emerge from this current period of uncertainty on the right foot. With the start of new stream of revenues, we expect to see more blockchain technology related services and solutions provided in the second half of the year with the addition of these revenues for the growth of the Company. We believe that all fundamentals have been properly placed for the Company’s change.”

First Fiscal Quarter 2020 Financial Results

TOTAL REVENUES

Total revenues were $4.4 million in the first fiscal quarter of 2020 compared to $8.6 million in the first fiscal quarter of 2019.

Revenues generated from Internet advertising and related services decreased to $3.2 million in the first fiscal quarter of 2020 from $8.6 million in the first fiscal quarter of 2019. This decrease was mainly attributable to the epidemic control measures imposed by local governments in China as a result of the COVID-19 outbreak during the first fiscal quarter of 2020, which caused the Company’s operating offices, as well as the offices of most of the Company’s customers and suppliers, to remain closed after the Chinese New Year holiday in both February and March 2020. The decrease was partially offset by the revenues generated from Ecommerce O2O advertising and marketing services as well as the revenues generated from technical solutions services, which were $0.5 million and $0.6 million, respectively, in the first fiscal quarter of 2020.

COST OF REVENUES

Cost of revenues decreased by 57.1% to $3.5 million in the first fiscal quarter of 2020 from $8.1 million in the first fiscal quarter of 2019. This decrease was primarily due to the decrease in costs associated with the distribution of the right to use search engine marketing services and the decrease in costs related to providing Internet advertising services on the Company’s advertising portals, which was in line with the decrease in the related revenues caused by the outbreak of COVID-19 during the first fiscal quarter of 2020.

GROSS PROFIT

Gross profit increased to $0.9 million in the first fiscal quarter of 2020 from $0.4 million in the first fiscal quarter of 2019. Gross margin increased to 20.5% in the first fiscal quarter of 2020 from 5.2% in the first fiscal quarter of 2019. The increase was due to the decrease in proportion of revenues generated from distribution of the right to use search engine marketing service, which have a relatively low margin, during the first fiscal quarter of 2020, resulting from both the outbreak of COVID-19 and the Company’s strategic shift to a high-technology related business starting from the first fiscal quarter of 2020.

OPERATING LOSS

Operating expenses were $3.2 million in the first fiscal quarter of 2020 compared to $1.2 million in the first fiscal quarter of 2019. As a percentage of total revenues, operating expenses were 72.4% in the first fiscal quarter of 2020 compared to 13.8% in the first fiscal quarter of 2019.

Sales and marketing expenses remained stable at $0.2 million in the first fiscal quarter of 2020 compared to $0.2 million in the first fiscal quarter of 2019.

General and administrative expenses increased to $2.8 million in the first fiscal quarter of 2020 from $0.8 million in the first fiscal quarter of 2019. The increase was primarily attributable to the increase in share-based compensation expenses related to the restricted common stock granted and issued to the Company’s employees in the first fiscal quarter of 2020 and partially attributable to both an increase in the allowance for doubtful accounts due to the uncertainties surrounding future collection caused by the outbreak of COVID-19 and an increase in professional service fees and intangible assets amortization expenses.

Research and development expenses remained stable at $0.2 million in the first fiscal quarter of 2020 compared to $0.2 million in the first fiscal quarter of 2019.

Operating loss was $2.3 million in the first fiscal quarter of 2020 compared to $0.7 million in the first fiscal quarter of 2019.

Gain from change in fair value of warrant liabilities was $0.05 million in the first fiscal quarter of 2020 compared to a loss from change in fair value of warrant liabilities of $0.35 million in the first fiscal quarter of 2019.

NET LOSS

Net loss attributable to ChinaNet Online Holdings, Inc. was $2.3 million in the first fiscal quarter of 2020 compared to $1.1 million in the first fiscal quarter of 2019.

BALANCE SHEET

As of March 31, 2020, the Company had cash and cash equivalents of $1.56 million compared to $1.60 million as of December 31, 2019. Advances from customers grew to $2.1 million as of March 31, 2020, from $2.0 million as of December 31, 2019.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Relations Contact

ICR, Inc.
Xinran Rao
Tel: +1-646-308-1635
Email: CNET@icrinc.com

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2020	2019
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Revenues
From unrelated parties	$4,371	$8,560
From related parities	13	7
Total revenues	4,384	8,567
Cost of revenues	3,485	8,125
Gross profit	899	442

Operating expenses
Sales and marketing expenses	165	169
General and administrative expenses	2,796	810
Research and development expenses	214	201
Total operating expenses	3,175	1,180

Loss from operations	(2,276)	(738)

Other income/(expenses)
Interest expense, net	(1)	(11)
Other expenses	(1)	(2)
Change in fair value of warrant liabilities	46	(350)
Total other income/(expenses)	44	(363)

Loss before income tax expense and noncontrolling interests	(2,232)	(1,101)
Income tax expense	(78)	(39)
Net loss	(2,310)	(1,140)
Net loss attributable to noncontrolling interests	-	2
Net loss attributable to ChinaNet Online Holdings, Inc.	$(2,310)	$(1,138)

Net loss	$(2,310)	$(1,140)
Foreign currency translation gain/(loss)	72	(36)
Comprehensive loss	(2,238)	(1,176)
Comprehensive (income)/loss attributable to noncontrolling interests	(1)	3
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(2,239)	$(1,173)

Loss per share
Loss per common share
Basic and diluted	$(0.11)	$(0.07)

Weighted average number of common shares outstanding:

Basic and diluted	20,397,406	16,410,543

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31, 2020	December 31, 2019
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,555	$1,603
Accounts receivable, net of allowance for doubtful accounts of $3,504 and $3,148, respectively	3,070	3,260
Prepayment and deposit to suppliers	4,946	6,980
Due from related parties, net	51	81
Other current assets, net	831	11
Total current assets	10,453	11,935

Long-term investments	34	35
Operating lease right-of-use assets	9	12
Property and equipment, net	75	78
Intangible assets, net	1,698	1,899
Blockchain platform applications development costs	4,175	3,879
Long-term prepayments	1,344	-
Deferred tax assets, net	706	713
Total Assets	$18,494	$18,551

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$-	$430
Accounts payable *	257	408
Advances from customers *	2,104	2,006
Accrued payroll and other accruals *	524	491
Taxes payable *	3,261	3,214
Lease payment liabilities related to short-term leases *	170	136
Other current liabilities *	442	221
Warrant liabilities	61	107
Total current liabilities	6,819	7,013

Long-term liabilities:
Long-term borrowing from a director	124	125
Total Liabilities	6,943	7,138

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 21,691,926 shares and 19,629,403 shares at March 31, 2020 and December 31, 2019, respectively)	22	20
Additional paid-in capital	45,485	43,111
Statutory reserves	2,607	2,607
Accumulated deficit	(38,083)	(35,773)
Accumulated other comprehensive income	1,576	1,505
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	11,607	11,470

Noncontrolling interests	(56)	(57)
Total equity	11,551	11,413

Total Liabilities and Equity	$18,494	$18,551

CHINANET ONLINE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2020	2019
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(2,310)	$(1,140)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	207	38
Amortization of operating lease right-of-use assets	3	84
Share-based compensation expenses	1,919	101
Provision for allowances for doubtful accounts	410	192
Deferred taxes	(5)	39
Change in fair value of warrant liabilities	(46)	350
Changes in operating assets and liabilities
Accounts receivable	(255)	(547)
Prepayment and deposit to suppliers	2,236	22
Due from related parties	29	27
Other current assets	(5)	10
Long-term prepayments	(1,125)	-
Accounts payable	(147)	(1,833)
Advances from customers	123	562
Accrued payroll and other accruals	34	(114)
Other current liabilities	319	(115)
Taxes payable	94	65
Lease payment liability related to short-term leases	37	-
Prepaid lease payment	-	(11)
Net cash provided by/(used in) operating activities	1,518	(2,270)

Cash flows from investing activities
Investment to an ownership investee company	-	(36)
Short-term loan to an unrelated party	(815)	-
Payment for blockchain platform applications development costs	(302)	-
Net cash used in investing activities	(1,117)	(36)

Cash flows from financing activities
Proceeds from short-term bank loan	-	445
Repayment of short-term bank loan	(430)	(445)
Net cash used in financing activities	(430)	-

Effect of exchange rate fluctuation on cash and cash equivalents	(19)	47

Net decrease in cash and cash equivalents	(48)	(2,259)

Cash and cash equivalents at beginning of the period	1,603	3,742
Cash and cash equivalents at end of the period	$1,555	$1,483